Exhibit 10.35

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

Execution Version

GLOBALSTAR LICENSEE LLC
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated November 5, 2024

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

Page

ARTICLE I ORGANIZATIONAL MATTERS AND CERTAIN DEFINITIONS .....................................		2
1.01	Organization of Company ......................................................................................................	2
1.02	Legal Status ............................................................................................................................	2
1.03	Name ......................................................................................................................................	2
1.04	Registered Office and Registered Agent; Principal Office ....................................................	2
1.05	Purpose ...................................................................................................................................	2
1.06	Term .......................................................................................................................................	2
1.07	Certain Definitions .................................................................................................................	3
1.08	No State-Law Partnership ......................................................................................................	3
1.09	Limited Liability Company Agreement .................................................................................	3
ARTICLE II CAPITAL CONTRIBUTIONS; ISSUANCES OF UNITS .....................................................		3
2.01	Units Generally .......................................................................................................................	3
2.02	Class A Units; Class B Units ..................................................................................................	4
2.03	Equity Investment Period Plan ...............................................................................................	5
2.04	Other Contributions ................................................................................................................	5
2.05	Issuances of Units ...................................................................................................................	5
2.06	Preemptive Rights ...................................................................................................................	5
2.07	Certificates ..............................................................................................................................	7
ARTICLE III DISTRIBUTIONS ....................................................................................................................		7
3.01	Distributions Generally ...........................................................................................................	7
3.02	Distributions In-Kind ..............................................................................................................	7
ARTICLE IV TAX MATTERS ......................................................................................................................		7
4.01	Tax Classification ..................................................................................................................	7
4.02	Withholding ............................................................................................................................	7
ARTICLE V MEMBERS; PERFORMANCE OF DUTIES; WAIVER OF FIDUCIARY DUTIES; LIMITATION OF LIABILITY ............................................................................................................................		8
5.01	Voting Rights of Members .....................................................................................................	8
5.02	Quorum; Voting .....................................................................................................................	8
5.03	Written Consent .....................................................................................................................	8
5.04	Meetings ................................................................................................................................	8
5.05	Place of Meeting ....................................................................................................................	8
5.06	Notice of Meeting ..................................................................................................................	9
5.07	Withdrawal; Partition ............................................................................................................	9
5.08	Certain Approval Matters ......................................................................................................	9
5.09	Business Opportunities; Performance of Duties ....................................................................	9
5.10	Waiver of Fiduciary Duties ...................................................................................................	10
5.11	Limitation of Liability ...........................................................................................................	11
5.12	GS Bankruptcy ......................................................................................................................	12
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5.13	Authority ................................................................................................................................	13
ARTICLE VI MANAGEMENT ....................................................................................................................		13
6.01	Management ..........................................................................................................................	13
6.02	Number of Managers .............................................................................................................	13
6.03	Board Composition and Board Designation Rights ...............................................................	14
6.04	Board Observer ......................................................................................................................	15
6.05	Tenure of Managers ...............................................................................................................	15
6.06	Committees ............................................................................................................................	15
6.07	Manager Compensation .........................................................................................................	15
6.08	Manager Resignation .............................................................................................................	15
6.09	Vacancies ...............................................................................................................................	16
6.10	Meetings ................................................................................................................................	16
6.11	Meetings by Telephone ..........................................................................................................	16
6.12	Quorum; Actions of Board of Managers ................................................................................	16
6.13	Officers ..................................................................................................................................	16
6.14	Company and GS Covenants .................................................................................................	17
ARTICLE VII EXCULPATION AND INDEMNIFICATION ......................................................................		17
7.01	Exculpation ............................................................................................................................	17
7.02	Indemnification ......................................................................................................................	17
7.03	No Personal Liability .............................................................................................................	19
ARTICLE VIII BOOKS AND RECORDS; INFORMATION; RELATED MATTERS; COMPLIANCE ....		19
8.01	Generally ................................................................................................................................	19
8.02	Delivery of Information .........................................................................................................	19
8.03	Asset Tagging .........................................................................................................................	20
8.04	Inspection Rights ....................................................................................................................	20
ARTICLE IX TRANSFERS OF COMPANY INTERESTS; ADMISSION OF NEW MEMBERS; EQUITY REPURCHASE RIGHTS .........................................................		21
9.01	General Restrictions on Transfers ..........................................................................................	21
9.02	Assignee’s Rights and Obligations ........................................................................................	22
9.03	Admission of Members ..........................................................................................................	22
9.04	Certain Requirements of Prospective Members .....................................................................	23
9.05	Status of Transferred Units .....................................................................................................	23
9.06	Equity Repurchase Rights .......................................................................................................	23
ARTICLE X ENUMERATED REMEDIES; FUNDAMENTAL BREACHES OR TRIGGER EVENTS; TERMINATION OF KTA ...................................................................................................................................		23
10.01	Enumerated Remedies ............................................................................................................	23
10.02	Filings Related to Fundamental Breaches or Trigger Events; Conflicts ................................	23
10.03	Termination of KTA ...............................................................................................................	24
10.04	Termination .............................................................................................................................	24
ARTICLE XI DISSOLUTION ........................................................................................................................		24
11.01	Events of Dissolution ..............................................................................................................	24
11.02	Liquidation and Termination ..................................................................................................	24
ii

11.03	Cancellation of Certificate ......................................................................................................	25
ARTICLE XII EXCLUSIVITY .......................................................................................................................		25
12.01	Exclusivity .............................................................................................................................	25
ARTICLE XIII GENERAL PROVISIONS ......................................................................................................		26
13.01	Expenses ................................................................................................................................	26
13.02	No Third-Party Rights ...........................................................................................................	26
13.03	Legend on Certificates for Certificated Units ........................................................................	26
13.04	Confidentiality .......................................................................................................................	27
13.05	Notices ...................................................................................................................................	28
13.06	Facsimile and E-Mail .............................................................................................................	28
13.07	Amendment ............................................................................................................................	29
13.08	Tax and Other Advice ............................................................................................................	29
13.09	Indemnification of Third Party Claims ..................................................................................	29
13.10	Miscellaneous ........................................................................................................................	29
13.11	Title to Company Assets ........................................................................................................	32
13.12	Creditors .................................................................................................................................	32
13.13	Remedies ................................................................................................................................	33
13.14	Time is of the Essence; Computation of Time ......................................................................	33
13.15	Notice to Members of Provisions ..........................................................................................	33
13.16	Further Assurances ................................................................................................................	33

APPENDICES

Appendix I      Definitions
Appendix II      [*]
Appendix III      [*]
APPENDIX IV      [*]
APPENDIX V      [*]
APPENDIX VI      [*]

EXHIBITS

EXHIBIT I     Form of [*]
EXHIBIT II     Form of [*]

iii

GLOBALSTAR LICENSEE LLC
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT for Globalstar Licensee LLC (the “Company”), dated as of November 5, 2024 (the “Effective Date”), is entered into by and among the Company, Globalstar, Inc., a Delaware corporation (“GS”), and Customer Parent, and any and all Persons who hereafter become Members.

R E C I T A L S

1. On July 10, 2006, the Company was formed by the filing of a Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of Delaware pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. A Limited Liability Company Agreement (the “Original Agreement”) of the Company was executed as of July 14, 2006 by GS.

3. [*].

4. On November 5, 2024, (i) the Company, GS, GUSA Licensee LLC, a Delaware limited liability company (“GUSA”) and GCL Licensee LLC, a Delaware limited liability company (“GCL”), entered into that certain GS Contribution Agreement (the “GS Contribution Agreement”), pursuant to which GS, GUSA and/or GCL contributed certain assets to the Company prior to the date hereof [*], and (ii) in connection therewith, GS and the Company agreed to convert the ordinary interests of the Company held by GS into Class A Units.

5. On October 29, 2024, the Company, GS and Customer Parent, entered into that certain Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company agreed to issue concurrently with the execution of this Agreement, Class B Units to Customer Parent in exchange for the Customer Parent Commitment.

6. GS, Customer Parent and the Company desire [*] to enter into this Agreement to set forth, among other things, the rights and obligations of the Members.

A G R E E M E N T S

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Prior Restated Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I
ORGANIZATIONAL MATTERS AND CERTAIN DEFINITIONS

1.01 Organization of Company. The Company was formed as a limited liability company on July 10, 2006.

1.02 Legal Status. The Company is a limited liability company organized and existing under the Act. The Members shall take such steps as are necessary to permit the Company to conduct business and to maintain its status as a limited liability company formed under the laws of the State of Delaware and qualified to conduct business in any jurisdiction where the Company does so.

1.03 Name. The name of the Company shall be “Globalstar Licensee LLC” or such other name as the Board of Managers shall, from time to time, hereafter designate.

1.04 Registered Office and Registered Agent; Principal Office.

(a) The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, New Castle County, Wilmington, Delaware 19808, and the initial registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The Board of Managers may, in its discretion, change the registered office and/or registered agent from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

(b) The principal executive office of the Company shall be located at 1351 Holiday Square Blvd., Covington, Louisiana 70433 or at such place (whether inside or outside the State of Delaware) as the Board of Managers may from time to time designate. The Company may have such other offices (whether inside or outside the State of Delaware) as the Board of Managers may from time to time designate.

1.05 Purpose. [*].

1.06 Term. Unless terminated in accordance with Article XI, the existence of the Company shall be perpetual.

1.07 Certain Definitions. Certain capitalized terms used in this Agreement are defined in Appendix I hereto.

1.08 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership), and that no Member or Assignee be a partner of any other Member or Assignee by virtue of this Agreement for any purposes, and neither this Agreement nor any other document entered into by the Company or any Member or Assignee relating to the subject matter hereof shall be construed to suggest otherwise.

1.09 Limited Liability Company Agreement. The Members hereby execute this Agreement to conduct the affairs and the business of the Company in accordance with the provisions of the Act. The Members hereby agree that, during the term of the Company set forth in Section 1.06, the rights, powers and obligations of the Members and Assignees with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act. This Agreement hereby supersedes and preempts the Prior Restated Agreement in all respects, and the Prior Restated Agreement shall hereafter be null and void.

ARTICLE II
CAPITAL CONTRIBUTIONS; ISSUANCES OF UNITS

2.01 Units Generally.

(a) All interests of the Members in Distributions and other amounts specified in this Agreement, as well as the rights of the Members to vote on, consent to or approve any matter for which a vote of Members is required under this Agreement or the Act, shall be denominated in units of membership interests in the Company (each a “Unit” and collectively, the “Units”), and the relative rights, privileges, preferences and obligations of the Members with respect to Units shall be determined under this Agreement to the extent provided herein (such rights, privileges, preferences and obligations, collectively, each Member’s “Membership Rights”). As of the Effective Date, the classes of Units that the Company is authorized to issue are as follows: “Class A Units” and “Class B Units”. The Company is hereby authorized to issue up to one million six hundred thousand (1,600,000) Class A Units, and four hundred thousand (400,000) Class B Units. No other classes or series of Units or Equity Securities are permitted. The Company may issue fractional Units, and all Units shall be rounded to the nearest fourth decimal place. Ownership of a Unit (or a fraction thereof) shall not entitle a Member to call for a partition or division of any property of the Company or for any accounting.

(b) The Members, their respective Commitments and Capital Contributions and their respective classes and numbers of Units issued, sold, granted or Transferred to them shall be set forth on a ledger maintained by the Company (the “Members Schedule”), as the same may be amended and restated from time to time in accordance with the provisions of this Agreement. Absent manifest error, the ownership interests recorded on the Members Schedule shall be a conclusive record of the Units that are issued and outstanding.

(c) A copy of the Members Schedule as of the Effective Date was provided to the Members prior to the execution of the Purchase Agreement. Any amendment or revision to the Members Schedule made to reflect an action taken in accordance with this Agreement shall not be deemed an amendment to this Agreement. A current copy of the Members Schedule shall be held in confidence by the Company. A redacted version of the Members Schedule shall be made available to any Member at the request of such Member, which such redacted version will show only the Units held by such Member and the aggregate number of issued and outstanding Units held by other Members (and not, for clarity, any other identifying information about any other Person holding Units). Notwithstanding the foregoing, each of GS and Customer Parent shall be entitled to request a full and complete unredacted copy of the Members Schedule from time to time.

2.02 Class A Units; Class B Units.

(a) Pursuant to the GS Contribution Agreement, and subject to the terms and conditions thereof, GS, GUSA and/or GCL (i) has committed to make and, prior to the execution of this Agreement has made, contributions of the Initial Transferred Assets (as defined in the GS Contribution Agreement) [*], in each case, without any further issuance of Units in respect thereof (collectively, the “GS Commitment”). In connection with the GS Contribution Agreement, the Company has converted one hundred percent (100%) of the ordinary interests held by GS in the Company into 1,600,000 Class A Units, as set forth on the Members Schedule, which initially represents an eighty percent (80%) equity interest in the Company on a Fully-Diluted Basis. Once issued, (i) the Company may not effect any subdivision, split, recapitalization, reclassification, combination or similar reorganization of the Class A Units and (ii) the Class A Units may not be redeemed, repurchased or otherwise acquired by the Company.

(b) Pursuant to the Purchase Agreement and subject to the terms and conditions thereof, Customer Parent (i) has committed to make, and concurrently with the execution of this Agreement, has made, Capital Contributions comprised of the Closing Cash

Consideration, [*], if any (each as defined in the Purchase Agreement) [*], with an aggregate combined value of $400,000,000 (collectively, the “Customer Parent Commitment”), pursuant to which the Company has issued to Customer Parent 400,000 Class B Units, as set forth on the Members Schedule, which initially represents a twenty percent (20%) equity interest in the Company on a Fully-Diluted Basis. Once issued, (i) the Company may not effect any subdivision, split, recapitalization, reclassification, combination or similar reorganization of the Class B Units and (ii) Class B Units may not be redeemed, repurchased or otherwise acquired by the Company (other than explicitly provided in this Agreement).

(c) [*].

2.03 Equity Investment Period Plan. The Members have agreed upon a plan for the Company, including limitations on the Company’s activities, in accordance with the Company Mandate during the Equity Investment Period (the “Equity Investment Period Plan”). [*].

2.04 Other Contributions. No Member shall be required to make any contributions to the Company other than the Capital Contributions as provided in this Article II or as otherwise expressly set forth in this Agreement. Subject to Section 2.06, Section 5.08 and Appendix III, the Company shall not accept any Capital Contributions, other than Capital Contributions in respect of the Commitments, from a Member or any other Person unless the terms and conditions of any such Capital Contribution and related issuance of Units (if any) have been approved by the Board of Managers.

2.05 Issuances of Units. Subject to the limitations set forth in this Agreement (including Section 2.02, Section 2.06 and Section 5.08), the Board of Managers shall have sole and complete discretion in determining whether to issue any Equity Securities, the number and type of Equity Securities to be issued (including the creation of new series or classes of Units) at any particular time and all other terms and conditions governing any such Equity Securities (including the issuance thereof).

2.06 Preemptive Rights.

(a) Subject to the limitations set forth in this Agreement (including Section 2.02 and Section 5.08) and except as provided in Section 2.06(e) or Section 2.06(f), if the Company wishes to issue any Equity Securities to any Person or Persons (all such Equity Securities, collectively, the “New Securities”), then the Company shall promptly deliver a written notice of intention to sell (the “Company’s Notice of Intention to Sell”) to each holder of Units setting forth a description of the New Securities to be sold, the proposed purchase price, the aggregate number of New Securities to be sold and the terms and conditions of sale. Upon receipt of the Company’s Notice of Intention to Sell, each holder of Units shall have the right, during the Acceptance Period, to elect to purchase, at the price and on the terms and conditions stated in the Company’s Notice of Intention to Sell, up to the number of New Securities equal to the product of (i) such holder’s Preemptive Proportion, multiplied by (ii) the aggregate number of New Securities to be issued; provided, that if the New Securities consist of more than one class, series or type of Equity Securities, then any holder of Units who elects to purchase such New Securities pursuant to this Section 2.06 must purchase the same proportionate mix of all of such securities. If one or more holders of Units do not elect to purchase their entire share of the New Securities (such aggregate portion of New Securities that has not been so elected, the “Excess New Securities”), then the Company will offer, by written notice (the “Supplemental Notice of Intention to Sell”), to each holder of Units who has elected to purchase his, her or its entire proportion of the New Securities pursuant to this Section 2.06 the right to elect to purchase, at the price and on the terms and conditions stated in the Company’s Notice of Intention to Sell, his, her or its Preemptive Proportion (to be calculated by excluding all Units of each holder of Units that did not elect to purchase his, her or its entire share of the New Securities) of the Excess New Securities such that all of the Excess New Securities may be purchased by such holders, if so elected. All elections under this Section 2.06(a) must be made by written notice to the Company within fifteen (15) days (or such later date determined by the Board of Managers) after receipt by such holder of Units of (as applicable) the Company’s Notice of Intention to Sell or the Supplemental Notice of Intention to Sell (the “Acceptance Period”).

(b) If the holders of Units have not elected to purchase all of the New Securities described in the Company’s Notice of Intention to Sell, then the Company may, at its election, during the period of ninety (90) days immediately following the expiration of the Acceptance Period therefor (or the expiration of the Acceptance Period relating to the Supplemental Notice of Intention to Sell, if the same is issued), sell and issue any of the New Securities not elected for purchase pursuant to Section 2.06(a) to any Person(s) at a price and upon terms and conditions no more favorable, in the aggregate, to such Person(s) than those stated in the Company’s Notice of Intention to Sell.

(c) In the event the Company has not sold the New Securities to be issued within such ninety (90) day period, the Company shall not thereafter issue or sell any such New Securities without once again offering such securities to each holder of Units in the manner provided in Section 2.06(a).

(d) If a holder of Units elects to purchase any of the New Securities, payment therefor shall be made by wire transfer or other consideration to be mutually agreed by the relevant holder of Units and the Company against delivery of such New Securities at the principal office of the Company within fifteen (15) days of such election, unless a later date is mutually agreed between the Company and such holder of Units.

(e) Notwithstanding anything to the contrary in this Agreement, no holder of Units shall have a right to purchase New Securities pursuant to this Section 2.06, if such purchase will violate any applicable Laws (whether or not such violation may be cured by a filing of a registration statement or any other special disclosure).

(f) Notwithstanding anything to the contrary in this Section 2.06, the preemptive rights contained in this Section 2.06 shall not apply to any Equity Securities issued upon any subdivision, split, recapitalization, reclassification, combination or similar reorganization.

2.07 Certificates. The Company may, but shall not be required to, issue certificates representing Units (“Certificated Units”).

ARTICLE III
DISTRIBUTIONS

3.01 Distributions Generally.

(a) Except as otherwise expressly contemplated by this Agreement, all Distributions shall be made to the Persons who are holders of Units at the time such Distributions are made.

(b) All Distributions, including upon a liquidation (pursuant to Article XI) or a Sale of the Company, shall be made in proportion to their respective number of Units.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate Section 18-607 of the Act or other applicable Law.

3.02 Distributions In-Kind. Subject to the limitations set forth in this Agreement (including Section 2.02, Section 2.03, Section 5.08 and the Equity Investment Period Plan), distributions of property other than cash, including securities, may be made under this Agreement with the prior written approval of the Board of Managers. Distributions of property other than cash shall be valued at Fair Market Value. Except as otherwise required by the Act or this Agreement, and subject in all respects to Section 3.01, no Member shall be entitled to Distributions of property other than cash.

ARTICLE IV
TAX MATTERS

4.01 Tax Classification. Effective as of the Effective Date, the Company shall file a timely election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

4.02 Withholding. [*].

ARTICLE V
MEMBERS; PERFORMANCE OF DUTIES; WAIVER OF FIDUCIARY DUTIES; LIMITATION OF LIABILITY

5.01 Voting Rights of Members. For all purposes hereunder and under the Act, all holders of Units shall vote together, as a single class, with each holder of Class A Units and each holder of Class B Units entitled to such number of votes equal to the number of Class A Units or Class B Units, as applicable, of which it is the record holder. For the avoidance of doubt, Customer Parent and GS, when applicable, shall also be entitled to the consent rights set forth in Section 5.08.

5.02 Quorum; Voting. A quorum shall be present with respect to a meeting of the Members if a Majority of the Members are represented in person or by proxy at such meeting. Once a quorum is present at a meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to the meeting’s adjournment or the refusal of any Member to vote on any matter that is open to vote by the Members at the meeting shall not affect the presence of a quorum at the meeting. Each of the Members hereby consents and agrees that one or more Members may participate in a meeting of the Members by means of conference telephone, videoconference or similar communications equipment by which all Persons participating in the meeting can hear each other at the same time, and such participation shall constitute presence in person at the meeting. If a quorum is present, except as otherwise expressly provided herein, the affirmative vote of the Members representing a Majority of the Members represented at the meeting and entitled to vote on the subject matter shall be the act of the Members.

5.03 Written Consent. Subject to Section 5.08, and unless otherwise set forth in this Agreement (including any matter requiring the vote or consent of more than a Majority of the Members): (a) any action required or permitted to be taken at a meeting of the Members may only be taken without a meeting if the action is evidenced by a written consent describing the action taken signed by a Majority of the Members; and (b) action taken under this Section 5.03 is effective when a Majority of the Members have signed the consent, unless the consent specifies a different effective date; provided, that any such written consent shall only be effective upon execution by a Majority of the Members if it is distributed simultaneously to all Members entitled to vote on such matter or action.

5.04 Meetings. Meetings of the Members may be called by (a) the Board of Managers or (b) a Majority of the Members.

5.05 Place of Meeting. The Board of Managers may designate the place of meeting for any annual meeting and the Person(s) calling a special meeting pursuant to Section 5.04 may designate the place for such special meeting. If no designation is made, the place of meeting shall be the principal office of the Company. At any annual or special meeting, provision shall be made such that each Member may participate by means of conference telephone, videoconference or similar communications equipment by which all Persons participating in such meeting can hear each other at the same time. Such participation shall constitute presence in person at such meeting.

5.06 Notice of Meeting. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be provided to each Member not less than five (5) Business Days prior to the date of the applicable meeting and otherwise in accordance with Section 13.05. Any Member may waive notice of any meeting. The attendance of a Member at a meeting shall constitute a waiver of notice of such meeting except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular meeting of Members need be specified in the notice or waiver of notice of such meeting.

5.07 Withdrawal; Partition. No Member shall have the right to resign or withdraw as a member of the Company. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company, except as may be expressly set forth in any written agreement between such Member and the Company.

5.08 Certain Approval Matters. [*].

5.09 Business Opportunities; Performance of Duties.

(a) Subject to Article XII, each Member and its Affiliates and its and their respective officers, directors, equityholders, partners, members, managers, agents and employees (the “Member Group Persons”) (i) is permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in other, complementary or competing lines of business other than through the Company and its Subsidiaries (an “Other Business”), (ii) may have or may develop a strategic relationship with businesses that are and may be competitive or complementary with the Company and its Subsidiaries, (iii) is not prohibited by virtue of their investment in the Company or any of its Subsidiaries or, if applicable, their service on the Board of Managers or the board of directors (or similar governing body) of any of the Company’s Subsidiaries from pursuing and engaging in any such activities and (iv) is not obligated to inform the Company or any of its Subsidiaries of any such opportunity, relationship or investment. Subject to Article XII, the involvement of any Member

Group Person in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company or its Members or any of its Subsidiaries.

(b) In performing its, his or her duties, each of the Members, Managers and Officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries), of the following other Persons or groups: (i) (A) in relation to such Member, one or more officers or employees of such Member or the Company or any of its Subsidiaries, or (B) in relation to an Officer or Manager, one or more Officers or employees of the Company or its Subsidiaries, (ii) (A) in relation to such Member, any attorney, independent accountant or other Person employed or engaged by such Member or by the Company or any of its Subsidiaries, or (B) in relation to an Officer or Manager, any attorney, independent accountant or other Person employed or engaged by the Company or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Member (in relation to a Member only) or by or on behalf of the Company or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

5.10 Waiver of Fiduciary Duties.

(a) Each Member acknowledges and agrees that (i) each Manager that is not an employee or Officer of the Company or its Subsidiaries is the designee of the Member that appointed such Manager, is acting as a proxy for such Member with respect to the management of the Company and does not have any duties (including fiduciary duties) to the Company or its Subsidiaries or any other Member, nor shall any Member have any such duty, and (ii) each Manager that is not an employee or Officer of the Company or its Subsidiaries, in determining whether or not to vote in support of or against any particular decision for which the Board of Manager’s consent is required, may act in and consider the best interests of the Member that designated such Manager and shall not be required to act in or consider the best interests of the Company or the other Members or parties hereto, except to the extent expressly set forth in this Agreement. Each Member agrees that any duties, whether express or implied (including fiduciary duties), of a Manager that is not an employee or Officer of the Company or its Subsidiaries to the Company or to any other Member that would otherwise apply at Law or in equity are hereby eliminated to the fullest extent permitted under the Act and any other applicable Law, and each Member hereby waives all rights to, and releases each Manager that is not an employee or Officer of the Company or its Subsidiaries from, any such duties, except to the extent expressly set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (A) the foregoing shall not eliminate or limit the obligation of the Members or any Manager that is not an employee or Officer of the Company or its Subsidiaries to act in compliance with the express terms of this Agreement (other than the foregoing), and (B) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing of the Members. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be deemed to constitute a limitation on any Manager that is not an employee or Officer of the Company or its Subsidiaries or an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the members of a limited liability company as may be created by the Act.

(b) Each Member acknowledges and agrees that the sole duty and responsibility of any Member pursuant to this Agreement, applicable Law or otherwise, shall be to act in the interest of such Member, as determined by the applicable Member in its sole discretion, and there shall be no limitations on such Member’s right to act as determined by the Member in its sole discretion. In connection therewith, the Member may take into account only the Member’s best interests, and the Member shall not be required to take into account the interest of any other Member or any other Person other than its own interests. No Member shall have any fiduciary or other implied duties or responsibilities except those expressly set forth herein, nor shall any fiduciary functions, responsibilities, duties, obligations or any liabilities be read into this Agreement or otherwise exist against such Member. To the maximum extent permitted by applicable Law, no Member shall be a trustee or fiduciary for any other Member or the Company by reason of this Agreement. To the maximum extent permitted by Law, each Member and the Company waive any fiduciary or other express or implied covenant, duty or other obligation of the Member to the other Members, the Company or its Subsidiaries, or any third party. To the maximum extent allowed by applicable Law, each Member and the Company hereby waive all of the foregoing and all other duties, responsibilities or obligations (fiduciary or otherwise) that might otherwise apply to the Members. A Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member, the Company or its Subsidiaries. This Section 5.10(b) shall only apply to the actions or omissions of a Member in its capacity as a Member and not, for the avoidance of doubt, in its capacity as a counterparty to any other Transaction Document or otherwise.

(c) To the maximum extent permitted by Law, no Member Group Person shall owe any fiduciary or similar duties or obligations to the Company or its Subsidiaries, the Members or any Person, and any such duties (fiduciary or otherwise) of such Member Group Person are intended to be modified and limited to those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or exist against any such Member Group Person. For purposes of clarification and the avoidance of doubt and notwithstanding the foregoing, nothing contained in this Section 5.10 or elsewhere in this Agreement shall, nor shall it be deemed to, eliminate (i) the obligation of the Members to act in compliance with the express terms of this Agreement or any Transaction Document or (ii) the implied contractual covenants of good faith and fair dealing of the Members, in each case, with neither the Company nor any Member waiving any rights, obligations or remedies under this Agreement or the Transaction Documents.

5.11 Limitation of Liability. Except as otherwise required by applicable Law or as expressly set forth in this Agreement or any Transaction Documents, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other Person for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise (including those arising as a Member or an equityholder, an owner or a shareholder of another Person). Each Member (in its capacity as a Member) shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein, in each case, in accordance with the applicable terms of this Agreement and any Transaction Document to which it is a party.

5.12 [*].

5.13 Authority. Except as otherwise expressly set forth in this Agreement, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind the Company.

ARTICLE VI
MANAGEMENT

6.01 Management.

(a) To the fullest extent permitted by Law, the business and affairs of the Company shall be managed by a board of managers (the “Board of Managers”), which shall direct, manage and control the business of the Company. Except as otherwise expressly set forth herein, [*] (or if required by a non-waivable provision of the Act), no Member shall have the right to manage the Company or to reject, override, overturn, veto or otherwise approve or pass judgement upon any action taken by the Board of Managers or an authorized Officer of the Company. Except as otherwise expressly set forth herein, the Board of Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company and make any and all decisions and to take any and all actions which the Board of Managers deems necessary or desirable to achieve the purposes set forth in Section 1.05.

(b) Each Manager shall constitute a “manager” within the meaning of the Act. However, no individual Manager, in his or her capacity as such, shall have the authority to bind the Company. Subject to the limitations set forth in this Agreement (including Section 2.02, Section 2.03 and the Equity Investment Period Plan), with respect to (i) all matters other than those which require Customer Parent approval pursuant to Section 5.08, the consent, approval or signature of a Majority of the Board shall bind the Company and (ii) all matters which require Customer Parent approval pursuant to Section 5.08, the consent, approval or signature of a Majority of the Board, including at least one (1) Customer Parent Manager, shall be required to bind the Company.

6.02 Number of Managers. At the Effective Date, the Board of Managers shall consist of five (5) Managers.

6.03 Board Composition and Board Designation Rights.

(a) The Board of Managers shall be composed of the following:

(i) four (4) Managers designated by GS (each a “GS Manager” and together, the “GS Managers”), who initially shall be the four (4) natural Persons designated in writing to the Company and Customer Parent by GS; and

(ii) for so long as Customer Parent is a Member, one (1) Manager designated by Customer Parent (the “Customer Parent Manager”), who initially shall be the one (1) natural Person designated in writing to the Company and GS by Customer Parent.

(b) If at any time any Manager ceases to serve on the Board of Managers (whether due to resignation, removal or otherwise), the Member(s) entitled to designate and appoint such Manager pursuant to this Section 6.03 shall designate and appoint a replacement for such Manager by written notice to the Board of Managers (it being further understood and agreed that the failure by any party to designate and appoint a representative to fill a vacant Manager position pursuant to this Section 6.03(b) shall not give rights to, or otherwise entitle, the Board of Managers or any other Member (other than the Member(s) entitled to designate and appoint such Manager pursuant to this Section 6.03(b)) to fill such vacant position without the prior written consent of the Member(s) originally entitled to designate and appoint such Manager pursuant to this Section 6.03(b)). Except as otherwise expressly stated herein, only the Member(s) entitled to designate and appoint a specific Manager may remove such Manager, at any time and from time to time, with or without cause (subject to applicable Law), in such Member(s) sole discretion, and such Member(s) shall give written notice of such removal to the Board of Managers.

(c) This Section 6.03 is the exclusive means by which Managers may be removed or replaced.

(d) A Majority of the Board may elect any one (1) of the Managers to be the Chairman of the Board of Managers (the “Chairman”) and (ii) the Chairman, if any, may be removed from his or her position as Chairman at any time by a Majority of the Board. The Chairman, in his or her capacity as the Chairman, shall not have any of the rights or powers of an Officer. The Chairman shall preside at all meetings of the Board of Managers and at all meetings of the Members at which he or she shall be present; provided, that any Manager may propose items for consideration at any meeting of the Board of Managers.

(e) To the extent permitted by Law, each Member shall vote all voting securities of the Company over which such Member has voting control, and shall take all other necessary or desirable actions within such Member’s control (whether in such Member’s capacity as a Member, Manager, member of a board committee or Officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including calling special Board of Managers or member meetings), so that the provisions of this Section 6.03 are promptly complied with and that the composition of the Board of Managers is consistent with the terms and conditions of this Section 6.03.

6.04 Board Observer. Each Member shall have the right to designate in writing to the Board of Managers one (1) natural person to attend all meetings of the Board of Managers and any committees thereof in a non-voting observer capacity (each, a “Board Observer”). The following terms and conditions will apply to the Board Observer:

(a) the Company shall deliver to each Board Observer copies of all reports, notices, minutes, consents, actions taken or proposed to be taken without a meeting and other materials in each case (and to the extent) that the Company provides the same to each other Manager, each such delivery to be made concurrently with the delivery of such materials to the Managers;

(b) each Board Observer shall be entitled to attend all meetings of the Board of Managers in the same manner as Managers under Section 6.10 and Section 6.11, and the Company shall ensure that appropriate arrangements are made such that each Board Observer will be able to hear everyone during any meeting of the Board of Managers at which the Board Observer participates by telephone or videoconference;

(c) each Board Observer shall be an observer only, shall not be an actual member of the Board of Managers, shall not have any of the rights, duties or obligations of a Manager (including that no Board Observer shall have the right to vote on any matter that may come before the Board of Managers), and shall not count towards any quorum; and

(d) each Member has the right to remove and replace or substitute the Board Observer designated by it from time to time by providing written notice to the Company.

6.05 Tenure of Managers. Each Manager shall hold office until the earliest of such Person’s death, resignation, removal or replacement.

6.06 Committees. Subject to Section 5.08, the Board of Managers may establish one or more committees, with each committee to consist of one or more of the Managers and (for so long as Customer Parent is a Member of the Company), including at least one (1) Customer Parent Manager. Each Manager serving on any such committee shall have one (1) vote. Any such committee, to the extent provided in the resolution of the Board of Managers, shall have and may exercise all the power and authority of the Board of Managers. The vote of a Majority of a Committee is required for any action or decision of a committee requiring the consent or approval of such committee, unless determined by the Board of Managers or the applicable committee (by vote of a Majority of a Committee). The procedures governing the meetings and actions of any committee shall be the same as those governing the Board of Managers pursuant to this Article VI (including quorum, voting, notice and other similar requirements), unless otherwise determined by the Board of Managers or the applicable committee (by a vote of a Majority of a Committee).

6.07 Manager Compensation. No Manager shall be entitled to compensation for acting as a Manager.

6.08 Manager Resignation. Any Manager may resign at any time by giving written notice to the Board of Managers and the secretary of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

6.09 Vacancies. When any Manager shall resign or otherwise cease to serve as a Manager, such vacancy shall be filled in accordance with Section 6.03. Unless otherwise provided by the Member(s) entitled to designate such replacement Manager, the replacement shall take effect when such resignation or cessation shall become effective. No vacancy on the Board of Managers shall prevent the operation and functioning of the Board of Managers subject to the terms and conditions hereof.

6.10 Meetings. The Board of Managers shall meet at such times and at such places (either within or outside of the State of Delaware) as determined in accordance with this Section 6.10. Minutes of any formal meeting of the Board of Managers shall be kept and placed in the Company’s records. Meetings of the Board of Managers shall be held on the call of the Board of Managers or at the request of a Member upon at least five (5) Business Days written notice to the Managers (or upon such shorter notice as may be approved by all of the Managers) and such notice shall include the place, day and hour of such meeting; provided, that the Board of Managers shall meet (whether in person or by any other means contemplated by Section 6.11) no less frequently than two (2) times per Fiscal Year (or less frequently as may be approved by all of the Managers). Meetings of the Managers or any committee designated by the Managers may be held without notice at any time that all Managers are present in person, and presence of any Manager at a meeting constitutes waiver of notice of such meeting except as otherwise provided by Law.

6.11 Meetings by Telephone. Managers may participate in a meeting of the Board of Managers or a committee thereof by means of conference telephone, videoconference or similar communications equipment by which all Persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

6.12 Quorum; Actions of Board of Managers. A quorum at all meetings of the Managers shall consist of members of the Board of Managers constituting a Majority of the Board (present in person or by proxy), but a smaller number may adjourn any such meeting from time to time without further notice until a quorum is secured. The quorum for the holding of a meeting of a committee of the Board of Managers shall be a Majority of a Committee of such committee. Each Manager shall have one (1) vote on all matters submitted to the Board of Managers. Unless otherwise set forth herein, and subject to matters requiring Member approval pursuant to Section 5.08, the affirmative vote of a Majority of the Board shall be required for any action, decision, or approval by the Board of Managers taken at a meeting, whereas any action, decision or approval by written consent of the Board of Managers shall require the signature of all Managers.

6.13 Officers. The Board of Managers may from time to time appoint individuals as officers of the Company (“Officers”). The Officers of the Company shall have such titles, duties and authority as shall be fixed by the Board of Managers from time to time. Officers shall neither receive any compensation from the Company nor be employees of the Company. Any Officer may be removed, with or without cause, at any time by the Board of Managers. Subject to the limitations set forth in this Agreement (including Section 2.03, Section 5.08 and the Equity Investment Period Plan), the affirmative vote or consent of a Majority of the Board shall be required to appoint, remove or modify titles, duties or authority of any Officer of the Company.

6.14 Company and GS Covenants.

[*].

ARTICLE VII
EXCULPATION AND INDEMNIFICATION

7.01 Exculpation. No Officer shall be liable to any other Officer, the Company or any Member for any loss suffered by the Company or any Member; provided, that subject to the other limitations contained in this Agreement, this sentence shall not apply with respect to losses caused by such Person’s fraud, gross negligence, intentional misconduct or intentional breach of this Agreement or breach of any duty owed to the Company or to any other Member. No Manager shall be liable to any other Manager, the Company or any Member for any loss suffered by the Company or any Member to the maximum extent permitted pursuant to the DGCL (as the same exists or may hereafter be amended (but in the case of any amendment, only to the extent such amendment permits the Company to provide broader exculpation than the Company was permitted to provide prior to such amendment)) with respect to directors of corporations (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL).

7.02 Indemnification.

(a) Subject to the limitations and conditions as provided in this Article VII, each Covered Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, claim, dispute, litigation, complaint, charge, claim, grievance, hearing, audit, arbitration, or mediation, whether civil, criminal, administrative or arbitrative, at Law or at equity, or any appeal therefrom, or any inquiry, or investigation that could lead to any of the foregoing (each of the foregoing, a “Proceeding”), by reason of the fact that he, she or it, or a Person of whom he or she is the legal representative, is or was a Member (in the case of a Member for all purposes of this Section 7.02, solely by reason of such Member’s status as a Member and not with respect to any actions taken, or the failure to take an action, by such Person as a Member) or other Covered Person, shall be indemnified by the Company to the fullest extent permitted by the Act or, in the case of Managers, to the fullest extent permitted by the DGCL for a director of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL), as (in the case of each of the DGCL and the Act) the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) or any other amounts incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Covered Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder; provided, that except to the extent a Person is entitled to or receives exculpation pursuant to Section 7.01 or as expressly provided for in any Transaction Document, no Covered Person shall be indemnified for any judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements or reasonable expenses (including attorneys’ fees) actually incurred by such Covered Person that are attributable to: (i) Proceedings initiated by such Covered Person or Proceedings by such Covered Person against the Company or any Member; (ii) economic losses or tax obligations incurred by a Covered Person as a result of owning Units; or (iii) Proceedings initiated by the Company or any of its Subsidiaries against any such Covered Person, including Proceedings to enforce any rights against such Covered Person under the Transaction Documents, any employment, consulting, services or other agreement between such Person, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(b) Expenses (including attorneys’ fees) incurred by a Covered Person in defending any civil, criminal, administrative or investigative action, suit or proceeding with respect to a Designated Matter shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount to the extent it shall ultimately be determined that such Covered Person is not entitled to indemnity under this Section 7.02.

(c) Recourse by a Covered Person for indemnity under this Section 7.02 shall be only against the Company as an entity and no Member shall by reason of being a Member be liable for the Company’s obligations under this Section 7.02 or otherwise be required to make additional Capital Contributions to help satisfy such indemnity obligations of the Company.

(d) The Company may enter into a separate agreement to indemnify any Covered Person as to any matter (whether or not a Designated Matter) to the extent such agreement is unanimously approved by the Board of Managers. Any such separate agreement shall be in addition to (and not in limitation of) the rights set forth in this Section 7.02 or elsewhere in this Agreement and shall not, unless expressly set forth in such separate agreement, be subject to any limitations or conditions set forth in this Section 7.02 or elsewhere in this Agreement.

(e) The indemnification and advancement of expenses provided by, or granted pursuant to, the other provisions of this Section 7.02 shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, both as to action in his, her or its official capacity and as to action in another capacity while holding such position or related to the Company, and shall continue as to any Person who has ceased to be a Covered Person (or successor or assignee of a Covered Person) and shall inure to the benefit of the heirs, Representatives, successors and assigns of such Covered Person.

(f) The Company may purchase and maintain insurance for the benefit of any Covered Person with respect to any Designated Matter, whether or not the Company must or could indemnify such Covered Person under this Section 7.02.

(g) This Article VII shall inure to the benefit of the Covered Persons and their heirs, Representatives, successors and assigns, and it is the express intention of the parties hereto that the provisions of this Article VII for the indemnification and exculpation of the Covered Persons may be relied upon by such Covered Persons and may be enforced by such Covered Person against the Company pursuant to this Agreement or to a separate indemnification agreement, as if such Covered Persons were parties hereto.

(h) Notwithstanding anything to the contrary herein, this Article VII is not intended to, and shall not, provide any exculpation, indemnification, advancement of expenses or otherwise with respect to any breach or default by any Member with respect to its duties, obligations, commitments or other agreements under any other Transaction Document.

7.03 No Personal Liability. No individual who is a Manager or an Officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a Manager or an Officer or any combination of the foregoing.

ARTICLE VIII
BOOKS AND RECORDS; INFORMATION; RELATED MATTERS; COMPLIANCE

8.01 Generally. The Company shall (and shall cause its Subsidiaries, if any, to) maintain books and records of account in which full and correct entries shall be made of all of their business transactions pursuant to a system of accounting established and administered in accordance with GAAP. The Company shall (and shall cause its Subsidiaries, if any, to) implement financial controls reasonably designed to provide adequate assurance that payments will be made by or on behalf of the Company and any Subsidiaries only in accordance with the instructions of the Board of Managers or, as applicable, management to whom the Board of Managers has delegated such authority.

8.02 Delivery of Information. The Company shall deliver to each Member:

(a) as soon as reasonably practicable following the end of each Fiscal Year beginning with the Fiscal Year ending December 31, 2024, an operational budget in accordance with the Equity Investment Period Plan for the then current Fiscal Year; provided, that such budget shall not be required to be delivered to a Member separately hereunder if such budget has been previously delivered to such Member in connection with the KTA or the 2024 Prepayment

Agreement. Such budget will be the same as was shared with the Board of Managers and will include a level of detail reasonably customary for entities of a size and nature similar to the Company;

(b) as soon as reasonably practicable following execution thereof, upon the request of a Member, copies of any agreement with the Company or its Subsidiaries that would be deemed a Material Contract (as defined in the Purchase Agreement) had such agreement been in effect at the Effective Time or any amendment thereto (or to an existing Material Contract) [*];

(c) as soon as reasonably practicable following the end of a fiscal quarter, a complete and accurate listing and description of (i) all physical assets owned or controlled by the Company that have an initial book value in excess of [*]; and

(d) such other information relating to the financial condition, business, prospects or corporate affairs of the Company, as requested by a Member, including reporting and supporting documentation with respect to monthly spend, capital expenditures, purchase orders, invoices and related correspondence.

8.03 Asset Tagging. The Company shall, as soon as reasonably practicable, apply asset or RFID tags to all tangible assets with an initial book value at the time of acquisition in excess of [*] owned or controlled by the Company; provided, that the foregoing requirement shall not apply to any satellites. The Company shall have, as soon as reasonably practicable, and continue to maintain, in good working order, a comprehensive system for tracking all assets that have an initial book value in excess of [*] owned or controlled by the Company, including the physical location and any replacements thereof.

8.04 Inspection Rights. The Company shall permit each Member to visit and inspect the Company’s properties, examine its books of account and records and discuss the Company’s affairs, finances and accounts with its Officers, during normal business hours of the Company as may reasonably be requested by such Member. If requested by a Member, the Company shall provide to each of the Members, as soon as practicable, but in any event, within forty-five (45) days, following the end of the fiscal quarter of the Company, unaudited financial statements (including balance sheet, income statement, statement of cash flow and statement of members’ equity) of the Company and its Subsidiaries (on a consolidated basis), prepared in accordance with GAAP (except as may be indicated in the notes thereto and subject to the absence of footnote disclosures, normal year-end adjustments and such other departures from GAAP as the Board of Managers may authorize).

ARTICLE IX
TRANSFERS OF COMPANY INTERESTS;
ADMISSION OF NEW MEMBERS; EQUITY REPURCHASE RIGHTS

9.01 General Restrictions on Transfers.

(a) Notwithstanding (i) Section 18-702 of the Act and/or (ii) any other provision in this Agreement to the contrary, Units and any Membership Rights [*] may not be sold or otherwise Transferred by any holder of Units or Membership Rights at any time without the prior written consent of the Company and, in the case of GS, Customer Parent, and in the case of Customer Parent, GS; provided, that Customer Parent may Transfer all (but not less than all) of its Class B Units or Membership Rights [*] without the consent of any other Person

(including the Board of Managers, GS or any other Member) pursuant to the terms of this Agreement to (A) any wholly-owned Subsidiary upon at least five (5) Business Days’ prior written notice to the Company and all other Members of such proposed Transfer, (B) in the case of assumption, a reorganized entity or successor or (C) [*] (such Persons set forth in clauses (A), (B) and (C), each a “Permitted Transferee”). Notwithstanding any other provision of this Agreement, neither (1) any Transfer of equity securities of GS, nor (2) any Transfer of Units held by GS deemed to occur upon the assumption (but not assignment or assumption and assignment) of this Agreement in a GS Chapter 11 Case shall be prohibited by this Article IX.

(b) Notwithstanding any other provision in this Agreement to the contrary, no Transfer of Units may be made unless such Transfer would not result in (i) a violation of any applicable United States federal or state securities laws, (ii) unless waived by the Board of Managers, the Company being required to register as an investment company under the Investment Company Act of 1940 or any other federal or state securities laws or (iii) the Company being required to register under Section 12(g) of the Securities Exchange Act of 1934. The Board of Managers may require the transferor and/or transferee, as the case may be, to execute, acknowledge and deliver to the Company such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts, reasonably necessary to (A) verify the Transfer, (B) confirm that the proposed transferee has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement (whether or not such Person is to be admitted as a new Member) and (C) assure compliance with applicable state and federal laws, including securities laws and regulations. For the purposes of this Article IX, any transfer, sale, assignment, pledge, encumbrance or other direct or indirect disposition of units or other interests of any Person which is an entity and a substantial portion of the assets of which are, directly or indirectly, Units or other Equity Securities, or which is intentionally designed to, or has the effect of, circumventing the intention of the Transfer restrictions in this Agreement, shall be deemed to be a Transfer of Units or Equity Securities (as applicable). Each Member as to which the immediately preceding sentence applies shall cause its direct and indirect interest holders to comply with the provisions of this Article IX.

(c) Any purported Transfer of a Unit or any other interest, right, or obligation under this Agreement (including any purported assumption, assignment, or assumption and assignment in a bankruptcy (as that term is defined in Section 18-101 and 18-304 of the Act), insolvency or similar proceeding) other than as expressly permitted under and in compliance with the provisions of this Article IX shall be void ab initio.

9.02 Assignee’s Rights and Obligations.

(a) A Transfer of a Unit permitted pursuant to this Agreement shall be effective as of the date of assignment and compliance with the conditions to such Transfer, and such Transfer shall be shown on the books and records of the Company. Prior to the date that the Transfer is consummated and the transferee becomes a Member hereunder, such proposed transferee shall be referred to herein as an “Assignee”. Distributions made before the effective date of such Transfer, shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to this Article IX, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this

Agreement and rights granted to Assignees pursuant to the Act. Further, such Assignee shall be bound by any limitations and obligations contained herein with respect to Members.

(c) Any Member who shall Transfer any Units or other interest in the Company shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest, except that, unless and until the Assignee is admitted as a Substituted Member in accordance with the provisions of Section 9.03 (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest and (ii) the Board of Managers may reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company or the other Members with respect to such Units or other interest that may exist on the Admission Date or that is otherwise specified in the Act and incorporated into this Agreement or for any liability to the Company or any other Person for any breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

9.03 Admission of Members.

(a) In connection with the Transfer of a Unit of a Member permitted under the terms of this Agreement, the transferee shall become a Member (a “Substituted Member”) upon the effective date of such Transfer, and such admission shall be shown on the books and records of the Company.

(b) Notwithstanding anything to the contrary that may be expressed or implied in this Agreement but subject to Section 9.01(a), no Person may be admitted to the Company as a new Member (an “Additional Member”) without the prior written consent of the Board of Managers. Such admission shall become effective on the date on which such admission is shown on the books and records of the Company.

9.04 Certain Requirements of Prospective Members. As a condition to admission to the Company as a Member, each Assignee and Additional Member shall execute and deliver a joinder to this Agreement in the form attached hereto as Exhibit I.

9.05 Status of Transferred Units. Units that are Transferred shall thereafter continue to be subject to all restrictions and obligations imposed by this Agreement with respect to Units and Transfers thereof.

9.06 Equity Repurchase Rights. [*].

ARTICLE X
ENUMERATED REMEDIES; FUNDAMENTAL BREACHES OR TRIGGER EVENTS; TERMINATION OF KTA

10.01 Enumerated Remedies. [*].

10.02 Filings Related to Fundamental Breaches or Trigger Events; Conflicts. [*].

10.03 Termination of KTA. During the Equity Investment Period, each of the Members acknowledge that Customer Parent may terminate the KTA [*] or Services in accordance with the terms of the KTA, [*]; provided, however, that this Agreement shall continue in full force and effect, subject to any adjustments, if applicable, to Appendix III.

10.04 Termination. Section 10.01 and Section 10.02 shall terminate and be of no further force or effect on any party immediately upon termination of the KTA by Customer Parent pursuant to Section 1.2 (Path A Termination) of Attachment 20 of the KTA.

ARTICLE XI
DISSOLUTION

11.01 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following events and its business and affairs shall thereafter be liquidated and wound up pursuant to the Act:

(a) upon the written approval of all of the Members;

(b) upon the issuance of a final and nonappealable judicial decree of dissolution; or

(c) as otherwise required by the Act, except that the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member shall not result in dissolution of the Company.

11.02 Liquidation and Termination. On dissolution of the Company, the Board of Managers shall unanimously appoint one or more Representatives or Persons as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Managers. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof;

(d) the liquidator shall make reasonable provision to pay all contingent, conditional or unmatured contractual claims known to the Company;

(e) the liquidator shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party;

(f) the liquidator shall make such provision as will be reasonably likely to be sufficient for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten (10) years after the date of dissolution;

(g) the liquidator shall distribute all remaining assets of the Company by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of the liquidation) in accordance with Section 3.01 (but subject to the other applicable provisions in this Agreement); and

(h) all distributions in-kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses and liabilities shall be allocated to the distributees pursuant to this Section 11.02. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

11.03 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and the Board of Managers (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, and take such other actions as may be necessary to terminate the Company.

ARTICLE XII
EXCLUSIVITY

12.01 Exclusivity. The Company will not, nor assist any third party to, sell, distribute, market, develop, create, implement, launch or otherwise offer a Restricted Service for so long as Customer Parent is a Member or, if earlier, (a) for a period of three (3) months after the date upon which the KTA is terminated by Customer Parent pursuant to clause (iv) or (v) of Section 1.2 (Path A Termination) of Attachment 20 of the KTA or (b) for a period of three (3) years after the date upon which the KTA is terminated by Customer Parent for any reason other than as contemplated by the preceding clause (a). Notwithstanding the foregoing, the Company may seek written approval from Customer Parent for the commercialization of any product that is not similar to the service contemplated by the Project, but is subject to the exclusivity obligations set forth in the preceding sentence, which Customer Parent covenants to review in good faith; provided, that if GS has obtained the approval of Customer Parent pursuant to Section 4.1 of the KTA, the foregoing approval shall not be required.

ARTICLE XIII
GENERAL PROVISIONS

13.01 Expenses. Each Member and its Affiliates will be responsible for its own expenses in connection with the preparation and negotiation of this Agreement and the Transaction Documents.

13.02 No Third-Party Rights. The agreements, covenants and representations contained herein are for the benefit of the Company and the Members and are not for the benefit of any third parties, including any creditors of the Company, except as otherwise expressly set forth herein (including Sections 5.09, 5.10 and 7.02).

13.03 Legend on Certificates for Certificated Units. If Certificated Units are issued, such Certificated Units will bear the following legend:

“THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON ______________________, _____, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF NOVEMBER 5, 2024, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”), AND BY AND AMONG ITS MEMBERS (THE “LLC AGREEMENT”). THE UNITS REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO ADDITIONAL TRANSFER RESTRICTIONS, CERTAIN VESTING PROVISIONS, REPURCHASE OPTIONS, OFFSET RIGHTS AND FORFEITURE PROVISIONS SET FORTH IN THE LLC AGREEMENT WITH THE INITIAL HOLDER. A COPY OF SUCH CONDITIONS, REPURCHASE OPTIONS AND FORFEITURE PROVISIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

If a Member holding Certificated Units delivers to the Company an opinion of counsel, satisfactory in form and substance to the Board of Managers (which opinion may be waived by the Board of Managers), that no subsequent Transfer of such Units will require registration under the Securities Act, the Company will promptly upon such contemplated Transfer deliver new Certificated Units which do not bear the portion of the restrictive legend relating to the Securities Act set forth in this Section 13.03.

13.04 Confidentiality.

(a) As among Customer Parent, GS and the Company, information and other materials disclosed by one party to the other in connection with this Agreement shall be subject to the terms and conditions of the NDA (irrespective of whether the NDA has been terminated or expired), the KTA and [*], purchase orders or other written agreements entered into thereunder [*], except that Customer Parent may retain Globalstar Confidential Information (as defined in the NDA) to the extent necessary for the Project. The existence of this Agreement, its terms and conditions, the nature of the parties’ relationship (including the fact that GS is providing the deliverables and services to Customer Parent), and the deliverables shall be deemed to be Customer Confidential Information. Notwithstanding the foregoing or any provisions to the contrary in the NDA, Customer Parent may disclose Globalstar Confidential Information to third parties; provided, that (i) they have a need to know in connection with Customer Parent products, technologies or services, including in connection with any exercise by Customer Parent of the [*], and (ii) they are bound by a written agreement that prohibits any unauthorized disclosure and use of Globalstar Confidential Information and that is at least as restrictive as the terms and conditions of the NDA.

(b) Each Member expressly agrees to maintain, and to cause its Managers and Board Observer nominee (as applicable) to maintain, the confidentiality of, and not to disclose to any Person other than (i) the Company (and any successor of the Company or any Person acquiring all or a material portion of the assets or Equity Securities of the Company or any of its Subsidiaries), (ii) another Member, or (iii) such Member’s or, any of its or its Affiliate’s, financial planners, accountants, attorneys or other advisors or employees or Representatives that need to know such information in connection with the monitoring of the Company, the Member or his, her or its Affiliates or in the normal course of operations of such Member; provided, that in the case of clause (iii), the Member advises any such Person of the confidential nature of such information and such Person is directed to keep such information confidential, it being understood and agreed that such Member shall be responsible for any breach by any such Person of this Section 13.04, or (iv) in the case of Customer Parent, [*], any information relating to the business, financial structure, intellectual property, assets, liabilities, data, financial position or financial results, borrowers, contract counterparties, clients or affairs of the Company or any of its Subsidiaries that shall not be generally known to the public, except as otherwise required by applicable Law, stock exchange requirements or required or requested by any Governmental Authority having jurisdiction, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns or to the extent that the receiving party agrees to keep any such information confidential) prior to making such disclosure such Member shall, to the extent permitted by applicable Law or by such Governmental Authority, (A) give written notice to the Company and each other Member, (B) permit the Company and each other Member with a reasonable opportunity to review and comment upon the form and substance of such disclosure and (C) allow the Company and each other Member to seek confidential treatment therefor or propose redactions thereof prior to any disclosure, and in the case of any Member who is employed by the Company or any of its Subsidiaries, in the ordinary course of his or her duties to the Company or any of its Subsidiaries.

(c) The terms of this Section 13.04 shall apply to a Member during the time that such Person is a Member and for a period of ten (10) years after such Person ceases to be a Member.

13.05 Notices. Notices shall be addressed and delivered:

(a) If to the Company, to:

Globalstar Licensee LLC
1351 Holiday Square Blvd
Covington, LA 70433
[*]
Attention: David Milla
[*]

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave, Suite 1400
Palo Alto, CA 94301
Attention: Michael Mies
[*]

(b) If to a Member, to such Member or his or her authorized representative at his or their last address known to the Company as disclosed on the records of the Company. Notices shall be in writing and shall be sent by facsimile or pdf e-mail (if promptly confirmed by personal delivery, telephone call or mail), by mailed postage prepaid, registered or certified, by United States mail, return receipt requested, by nationally recognized private courier or by personal delivery. Notices shall be effective, (i) if sent by facsimile or pdf e-mail, on the day sent, if sent before 5:00 p.m. New York, New York time, or on the next Business Day, if sent after 5:00 p.m. New York, New York time, in each case, subject to acknowledgement of receipt (not to be unreasonably withheld, conditioned or delayed), (ii) if sent by nationally recognized private courier, on the next Business Day, (iii) if mailed, three (3) Business Days after mailing or (iv) if personally delivered, when delivered. A copy of any notice sent to Customer Parent must also be sent simultaneously to Customer Parent’s General Counsel at the Customer Address in order for such notice to be deemed effective.

13.06 Facsimile and E-Mail. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (“pdf”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense. The words “writing”, “written” and comparable terms contained in this Agreement refer to printing, typing and other means of reproducing words (including electronic media or transmission) in visible form.

13.07 Amendment. No provision of this Agreement may be amended, modified or waived without the prior written consent of each of the Members; provided, however, a Member may waive any or all of its respective rights under this Agreement so long as such waiver is made in writing and signed by the Member granting the waiver; provided, further, that if such waiver adversely affects in any material respect the rights and obligations of any other Member, then such waiver would also require the written consent of each Member so adversely affected. [*]. Such waiver must be in writing and signed by Customer Parent. For the avoidance of doubt, any such waiver pursuant to this Section 13.07 shall only be effective to the extent expressly set forth in the written waiver and shall not affect or limit any other rights of the Member under this Agreement. Any amendment of this Agreement shall be made by written instrument signed by the Company and each of the Members and filed with the books and records of the Company.

13.08 Tax and Other Advice. Each Member has had the opportunity to consult with such Member’s own tax and other advisors with respect to the consequences to such Member of the purchase, receipt or ownership of the Units, including the tax consequences under federal, state, local, and other income tax laws of the United States or any other country and the possible effects of changes in such tax laws. Such Member acknowledges that none of the Company, its Subsidiaries, Affiliates, successors, beneficiaries, heirs and assigns and its and their past and present directors, officers, employees, and agents (including their attorneys) makes or has made any representations or warranties to such Member regarding the consequences to such Member of the purchase, receipt or ownership of the Units, including the tax consequences under federal, state, local and other tax laws of the United States or any other country and the possible effects of changes in such tax laws.

13.09 Indemnification of Third Party Claims. GS shall indemnify, hold harmless and defend the Company and its respective directors, officers, employees and agents from and against all claims, liabilities, actions, demands, settlements, damages, costs, fees and losses of any type, including reasonable attorneys’ and professionals’ fees and costs (“Damages”), arising in whole or in part from any third party claims in connection with any third party agreements entered into by the Company or GS or its Affiliates, including any Material Contract (as defined in the Purchase Agreement), other than Damages resulting from a breach of any of the Transaction Documents by Customer.

13.10 Miscellaneous.

(a) Descriptive Headings. The article or section titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

(b) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law and references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law, but if any provision of this Agreement shall be unenforceable or invalid under applicable Law in any jurisdiction or with respect to any Member, such provision shall be ineffective only to the extent of such unenforceability or invalidity and shall not affect the enforceability of any other provision in such jurisdiction or the enforcement of the entirety of this Agreement in any other jurisdiction or with respect to any other Member, but this Agreement will be reformed, construed and enforced in such jurisdiction and with respect to the applicable Member as if such invalid or unenforceable provision had never been contained herein. Notwithstanding the foregoing, if any court determines that any of the covenants or agreements set forth in this Agreement are overbroad under applicable Law in time, geographical scope or otherwise, the Members specifically agree and authorize such court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable Law to be reasonable and enforceable.

(c) Waiver. The failure of any Person to insist in one or more instances on performance by another Person of any obligation, condition or other term of this Agreement in strict accordance with the provisions hereof shall not be construed as a waiver of any right granted hereunder or of the future performance of any obligation, condition or other term of this Agreement in strict accordance with the provisions hereof. Further, no explicit waiver of any provision of this Agreement shall be deemed or construed to be a waiver of any other provision, nor shall any explicit waiver of a provision of this Agreement be deemed or construed to be a continuing waiver or a waiver of any future performance of any obligation, condition or other term of this Agreement in strict accordance with the provisions hereof. For the avoidance of doubt, no explicit waiver with respect thereto shall be effective unless such waiver is in writing and signed by or on behalf of the waiving party. The remedies in this Agreement shall be cumulative and are not exclusive of any other remedies provided by Law.

(d) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, Representatives, successors and permitted assigns. Notwithstanding the foregoing or anything in this Agreement to the contrary, none of the Members may, without the express prior written approval of the other Member(s), assign or delegate any of his, her or its rights or obligations under this Agreement to any Person other than a Permitted Transferee; provided, further, that none of the Members may assign or delegate any of their respective rights or obligations under this Agreement to any Person without the prior written approval of each other Members; provided, however, that the foregoing shall not prohibit or otherwise affect the ability of a Member to effect a Transfer of Units in accordance with this Agreement.

(e) Entire Agreement. This Agreement (including the appendices, exhibits and schedules attached hereto, which are hereby incorporated herein by reference) and the other agreements referred to in or contemplated by this Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, negotiations or representations with respect to the subject matter hereof and thereof.

(f) Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced under the laws of the State of Delaware, including the Act, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g) Construction. The parties hereto acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties hereto further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties hereto and not in favor of or against any party. The word “including” and other words of similar import means “including, without limitation” and where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require in the context thereof. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. Any law, statute, rule or regulation defined or referred to herein means such law, statute, rule or regulation as from time to time amended, modified or supplemented. The terms “$” and “dollars” means United States Dollars. A reference herein to this Agreement refers to this Agreement as it may hereafter be amended, modified, extended, restated or replaced from time to time in accordance with the provisions hereof and a reference to any other agreement refers to such other agreement as it may hereafter be amended, modified, extended, restated or replaced from time to time in accordance with the provisions thereof and the applicable limitations (if any) set forth in this Agreement. With respect to any matter requiring the approval, decision, determination or consent of any Person(s) hereunder (including the Members and the Board of Managers), if no other standard for granting, denying or making such approval, decision, determination or consent is provided in this Agreement, such approval, decision, determination or consent shall be made by such Person(s) in their sole discretion. As used herein, the term “third party” shall mean any person other than GS and its Affiliates, Company and its Subsidiaries, or Customer.

(h) Dispute Resolution; Jurisdiction; and Venue.

(i) All disputes arising out of or related to the Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with such rules, and shall be conducted according to the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration; [*]. The arbitration shall take place in San Francisco, California. The arbitration shall be conducted in English.

(ii) The parties hereto shall keep confidential: (A) the fact that any arbitration occurred; (B) any awards awarded in the arbitration; (C) all materials used, or created for use in, in the arbitration; and (D) all other documents produced by another party in the arbitration and not otherwise in the public domain, except, with respect to each of the foregoing, to the extent that disclosure may be legally required (including to protect or pursue a legal right) or necessary to enforce or challenge an arbitration award before a court or other judicial authority.

(iii) The arbitrators shall award to the prevailing party, if any, its costs and expenses, including its attorneys’ fees. The prevailing party shall also be entitled to its attorneys’ fees and costs in any action to confirm or enforce any arbitration award in any judicial proceedings.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13.11 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Board of Managers hereby declares and warrants that any Company assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

13.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any non-Member creditors of the Company or any of its Affiliates, and no non-Member creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Distributions, capital or property or the rights of the Board of Managers to require Capital Contributions other than as a secured creditor. Notwithstanding anything to the contrary in this Agreement, any Member who is, or whose Affiliates are, a creditor or lender of the Company or its Subsidiaries shall be entitled to exercise all of its rights as a creditor or lender of the Company or its Subsidiaries, as set forth in the applicable credit document or other agreement between such Member (or its Affiliates) and the Company or its Subsidiaries, or otherwise available to such Member (or its Affiliates) in such capacity. Without limiting the generality of the foregoing, any such Member (or its Affiliates), in exercising its rights as a creditor or lender, will have no duty to consider (a) its or its Affiliates’ status as a direct or indirect equity owner of the Company or its Subsidiaries, (b) the interests of the Company or its Subsidiaries, or (c) any duty it or any of its Affiliates may have hereunder or otherwise to any other Member, except as may be required under the applicable credit or other documents or by commercial law applicable to creditors generally. For the avoidance of doubt, the exercise by any Member of any rights set forth herein, including in Section 5.08, shall be exercised by the Member in its capacity as Member hereunder and not in its capacity as creditor or lender under any credit document or other agreement between such Member and the Company or its Subsidiaries, or otherwise available to such Member in such capacity.

13.13 Remedies. Subject to the provisions set forth herein, the Company and the Members shall be entitled to enforce their respective rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights at law or at equity existing in its favor. Each of the Company, the Members and their Assignees further agrees and acknowledges that (a) money damages shall not be an adequate remedy for any breach of the provisions of this Agreement by either the Company or any other Member (and thus each waive as defense that there is an adequate remedy at law), and that, accordingly, each Member or any of its Assignees shall, in the event of any breach of this Agreement by either the Company or a Member, be entitled (without posting a bond or other security) to seek an injunction or injunctions to prevent or restrain any such breaches of, and to specifically enforce the terms and provisions of this Agreement to prevent any such breaches of, or to enforce compliance with, the covenants and obligations under this Agreement by the Company or such other Members. Each of the Company, the Members and any Assignee thereof hereby waives any right to claim that specific performance should not be ordered to prevent or remedy a breach of this Agreement, and agrees not to raise any objections on the basis that a remedy at law would be adequate or on any other basis, (i) to the availability or appropriateness of the equitable remedy of specific performance, or (ii) to the rights of the Company and the Members to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of this Agreement. Subject to the foregoing and the limitations set forth therein, the remedies in this Agreement shall be cumulative and are not exclusive of any other remedies provided by law. [*].

13.14 Time is of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day other than a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

13.15 Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including the restrictions on transfer set forth in Article IX) and (b) all of the provisions of the Certificate of Formation.

13.16 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary to effectuate and perform the provisions of this Agreement and those transactions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

COMPANY:

GLOBALSTAR LICENSEE LLC

By:	/s/ Rebecca Clary
Name: Rebecca Clary
Title: Treasurer

MEMBER:

GLOBALSTAR, INC.

By:	/s/ Rebecca Clary
Name: Rebecca Clary
Title: VP and Chief Financial Officer

IN WITNESS WHEREOF, the party hereto has caused this Agreement to be duly executed and delivered as of the Effective Date.

MEMBER:

CUSTOMER PARENT

By:	/s/
Name: Customer Authorized Signatory

APPENDIX I

DEFINITIONS

For the purposes of this Agreement:

(a) [*].

(b) [*].

(c) [*].

(d) “Agreement” shall mean this Second Amended and Restated Limited Liability Company Agreement, including all appendices, exhibits and schedules hereto, as it may be amended, supplemented or otherwise modified from time to time.

(e) “Bankruptcy Code” means title 11 of the U.S. Code, 11 U.S.C. §§101-1532, as amended.

(f) “Business Day” shall mean a day other than a Saturday, a Sunday, or any day on which commercial banks in New York, New York are permitted or required to be closed under applicable Law.

(g) “Capital Contribution” shall mean a transfer of money or property by a Member to the Company, either as consideration for Units or as additional capital without a requirement for the issuance of additional Units.

(h) [*].

(i) [*].

(j) “Commercialize” has the meaning ascribed to such term in the KTA.

(k) “Commitments” shall mean, collectively, the GS Commitment and the Customer Parent Commitment and any additional commitment from an existing or new Member (which, in each case, represents (or in the case of any additional commitments, will represent) the aggregate amount of Capital Contributions that such Member has committed (or in the case of any additional commitments, will commit) to make to the Company in exchange for the issuance of Units and subject in all respects to the terms and conditions set forth in this Agreement and the Purchase Agreement).

(l) [*].

(m) [*].

(n) “Covered Person” shall mean a Person who is or was (i) a Member or a Manager, Officer, director, shareholder, partner, member, trustee, fiduciary or beneficiary of the Company or any Subsidiary of the Company or of a Member, or (ii) a director, officer, shareholder, partner, trustee, fiduciary or beneficiary of another Person serving as such at the request of the Company or any Subsidiary of the Company, for the Company’s or any of its Subsidiaries’ benefit.

(o) “Customer” has the meaning ascribed to such term in Attachment 1 of the KTA.

(p) “Customer Address” has the meaning ascribed to such term in Attachment 16 of the KTA.

(q) “Customer Parent” has the meaning ascribed to such term in Attachment 16 to the KTA.

(r) “Designated Matter” with respect to a Covered Person shall mean a matter that is or is claimed to be a matter related to his or her duties to the Company, any of its Subsidiaries or any related entity or the performance of (or failure to perform) duties for the Company or any of its Subsidiaries.

(s) “DGCL” shall mean the State of Delaware General Corporation Law.

(t) “Distribution” shall mean each distribution made by the Company to a Member with respect to such Person’s Units, whether in cash, property or securities of the Company or other Person and whether by dividend, redemption, repurchase or otherwise; provided, that any recapitalization, exchange or conversion of Units, and any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of any outstanding Units shall not be a Distribution.

(u) [*].

(v) [*].

(w) “Enumerated Remedies” has the meaning ascribed to such term in the KTA.

(x) “Equity Investment Period” has the meaning ascribed to such term in the KTA.

(y) “Equity Securities” shall mean all forms of equity securities in the Company, its Subsidiaries or their successors (including Units), all securities convertible into or exchangeable for equity securities in the Company, its Subsidiaries or their successors, and all options, warrants, and other rights to purchase or otherwise acquire equity securities, or securities convertible into or exchangeable for equity securities, from the Company, its Subsidiaries or their successors.

(z) “Fair Market Value” with respect to securities traded on a stock exchange or over-the-counter market as of any date shall be the mean between the highest and lowest quoted selling prices, or if none, the mean between the bona fide bid and asked prices, on the valuation date, or if the foregoing is not applicable, otherwise determined in a manner not inconsistent with Treasury Regulation §20.2031-2. Fair Market Value of any other assets shall be their fair market value as determined in good faith by the Board of Managers.

(aa) “Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed,

vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired. Notwithstanding anything herein to the contrary, no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous rule has been or may be filed with respect to such order or judgment.

(bb) “Fiscal Year” shall mean the calendar year.

(cc) “Fully-Diluted Basis” shall mean the number of Units which would be outstanding, as of the date of computation, if all convertible obligations, warrants and like rights, and other instruments to acquire Units had been converted or exercised (or, if not then granted and reserved for grant or issuance, all such obligations, options, warrants and other instruments which are so reserved for grant or issuance, calculated in accordance with the treasury method).

(dd) “Fundamental Breach” has the meaning ascribed to such term in the KTA.

(ee) “Fundamental Breach Notice” has the meaning ascribed to such term in the KTA.

(ff) “GAAP” shall mean generally accepted accounting principles applied in the United States.

(gg) “Governmental Authority” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local or any agency, instrumentality or authority thereof or any court.

(hh) [*].

(ii) [*].

(jj) [*].

(kk) [*].

(ll) [*].

(mm) [*].

(nn) [*].

(oo) [*].

(pp) [*].

(qq) “KTA” shall mean that certain Key Terms Agreement, dated as of October 21, 2019, by and between GS and Customer Parent (including any attachments and exhibits), as amended.

(rr) [*].

(ss) [*].

(tt) “Law” shall mean any and all statutes, laws, ordinances, rules, regulations, Orders, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Authority.

(uu) “Majority of a Committee” shall mean, with respect to any committee of the Board of Managers, as of any given time, the members of such committee having a majority of the votes of such committee.

(vv) “Majority of the Board” shall mean as of any given time, the Managers having the right to cast a majority of the votes of the Board of Managers.

(ww) “Majority of the Members” shall mean, as of any given time, the Members holding the majority of the voting rights with respect to then outstanding Units, as such voting rights are allocated pursuant to Section 5.01.

(xx) “Manager” shall mean a Person designated to the Board of Managers pursuant to Section 6.03.

(yy) [*].

(zz) “Member” shall mean GS, Customer Parent and each other Person admitted as a Substituted Member or Additional Member in accordance with this Agreement, but in each case only so long as such Person continually holds any Units.

(aaa) [*].

(bbb) “NDA” has the meaning ascribed to such term in the KTA.

(ccc) [*].

(ddd) [*].

(eee) “Person” shall mean an individual, a partnership, a corporation, a limited liability company or limited partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

(fff) “Preemptive Proportion” shall mean, with respect to a holder of Units as of any given time, an amount, expressed as a decimal, equal to (i) the number of Units then held by such holder of Units divided by (ii) the total number of Units then outstanding determined on a Fully-Diluted Basis.

(ggg) “Project” has the meaning ascribed to such term in the KTA.

(hhh) [*].

(iii) “Representatives” shall mean with respect to any Person, its officers, directors, employees, members, shareholders, owners, agents, Affiliates, related Persons, legal counsel, accountants, tax advisors, investment bankers, other professional advisers or other representatives or agents.

(jjj) [*].

(kkk) “Restricted Service” has the meaning ascribed to such term in the KTA.

(lll) [*].

(mmm) “Sale of the Company” shall mean any of the following: (a) any Transfer of Units held by GS; (b) the approval or consummation by the Company of a merger, consolidation or similar transaction with any other person or entity; or (c) the approval or consummation of a sale or disposition by the Company of all or substantially all of the consolidated assets of the Company to any other person or entity pursuant to a plan or agreement.

(nnn) [*].

(ooo) [*].

(ppp) [*].

(qqq) [*].

(rrr) [*].

(sss) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ttt) “Services” has the meaning ascribed to such term in the KTA.

(uuu) [*].

(vvv) [*].

(www) [*].

(xxx) “Subsidiary” shall mean with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For the purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control or have the right to appoint, as the case may be, the managing director, manager, board of advisors, a company or other governing body of such partnership, limited liability company, association or other business entity by means of ownership interest, agreement or otherwise.

(yyy) “Transaction Documents” shall mean this Agreement, the Purchase Agreement, the GS Contribution Agreement, the KTA, the 2024 Prepayment Agreement, the 2023 Prepayment Agreement, [*], the SLA, [*].

(zzz) “Transfer” shall mean any transfer, sale, assumption, assignment, pledge, encumbrance or other disposition (including by assumption, assignment, assumption or assignment or transfer in bankruptcy, insolvency or similar proceedings), directly or indirectly (including by merger or sale of equity in any direct or indirect holding company (including a corporation) or otherwise), irrespective of whether any of the foregoing are effected voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death; provided, that any sale or transfer of the equity securities of GS shall not constitute a “Transfer”.

(aaaa) “Treasury Regulations” shall mean the income tax regulations promulgated under the Code and effective as of the date hereof.

(bbbb) “Trigger Event” has the meaning ascribed to such term in the KTA.

[*]

APPENDIX II

[*]

APPENDIX III

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( )

APPENDIX IV
[*]

APPENDIX V
[*]

APPENDIX VI
[*]

EXHIBIT I
[*]

EXHIBIT II
[*]